Exhibit 99.1

May 4, 2021

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FIRST QUARTER 2021 RESULTS

Aggregates Business Drives Earnings Growth and Margin Expansion

Strong Execution Supports Improvement in Full Year Outlook

Birmingham, Alabama – May 4, 2021 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2021.

Financial and Operating Highlights:

•	Net earnings were $161 million, or $1.20 per diluted share
•	Sale of reclaimed quarry produced net proceeds of $182 million and pretax gain of $115 million ($85 million after tax, or $0.64 per diluted share)
•	First quarter Adjusted EBITDA was $244 million (excluding gain on land sale), a year-over-year increase of 22 percent
•	Aggregates unit profitability increased 12 percent year-over-year to $4.82 per ton
•	A disciplined approach to leveraging our capital base contributed to an improvement in return on invested capital of 90 basis points to 14.8 percent
•	Full-year 2021 Adjusted EBITDA guidance raised to between $1.380 to $1.460 billion (excluding gain on sale of land)

Tom Hill, Chairman and Chief Executive Officer, said, “Our first quarter results are a testament to the resiliency of our best-in-class aggregates business. While severe winter weather conditions in February resulted in an uneven start to the year, strong execution from our teams allowed us to drive earnings growth and margin expansion. As the construction season got underway during March, many of our key markets began to see shipments rebound. Our four strategic disciplines helped us grow our aggregates cash gross profit by 9 percent to $6.56 per ton.”

Mr. Hill stated, “We continue to see strength in residential construction activity, driven by single-family housing. Recent growth in highway awards and construction employment trends in our markets also bode well for further recovery in construction activity later in 2021. Shipments into private nonresidential continue to benefit from heavy industrial projects, such as data centers and warehouses, while leading nonresidential indicators suggest growth opportunities in other categories are on the horizon. The pricing environment remains positive, and we continue to execute at a high level, positioning us well for 2021. These trends in the key drivers of our aggregates business lead us to an improved earnings outlook for the remainder of the year.”

Highlights as of March 31, 2021 include:

	First Quarter		Trailing-Twelve Months
Amounts in millions, except per unit data	2021	2020	2021	2020
Total revenues	$1,068.3	$1,049.2	$4,875.9	$4,981.8
Gross profit	$229.3	$201.7	$1,309.0	$1,265.9
Aggregates segment
Segment sales	$894.9	$868.2	$3,971.0	$4,023.5
Freight-adjusted revenues	$681.2	$648.0	$3,040.8	$3,033.6
Gross profit	$223.6	$194.1	$1,188.7	$1,155.1
Shipments (tons)	46.4	45.0	209.7	214.9
Freight-adjusted sales price per ton	$14.67	$14.39	$14.50	$14.12
Gross profit per ton	$4.82	$4.31	$5.67	$5.38
Asphalt, Concrete & Calcium segment gross profit	$5.6	$7.6	$120.3	$110.9
Selling, Administrative and General (SAG)	$88.6	$86.4	$361.9	$366.7
SAG as % of total revenues	8.3%	8.2%	7.4%	7.4%
Earnings from continuing operations before income taxes	$222.3	$72.2	$893.9	$755.3
Net earnings	$160.6	$60.3	$684.8	$614.6
Adjusted EBIT	$143.9	$105.5	$965.1	$897.5
Adjusted EBITDA	$244.3	$201.0	$1,366.8	$1,278.4
Earnings from continuing operations per diluted share	$1.21	$0.45	$5.17	$4.64
Adjusted earnings from continuing operations per diluted share	$0.69	$0.47	$4.91	$4.71

Segment Results

Aggregates

First quarter segment sales increased 3 percent and gross profit increased 15 percent to $224 million. Gross profit margin increased 260 basis points due to modest growth in both volume and price as well as effective cost control. Earnings improvement was widespread across the Company’s footprint.

Aggregates shipments increased 3 percent from the prior year’s first quarter. Average daily shipping rates were lower year-over-year in February, though higher in January and March. This cadence was due to winter weather that moved from Texas into parts of the southeast and mid-Atlantic during the month of February.

The pricing environment continues to be positive across the Company’s footprint as demand visibility continues to improve. For the quarter, freight-adjusted pricing increased 2 percent (mix-adjusted pricing increased 1.3 percent). Mix-adjusted pricing improved sequentially in March, reflecting recently announced price increases in certain key markets. Prices are expected to continue to increase sequentially during the remainder of the year.

Operating efficiency gains helped drive year-over-year declines in freight-adjusted unit cost of sales - down 2 percent in total and 3 percent on a cash basis. Flexible operating plans and disciplined cost control mitigated the impact of any operational disruptions caused by the uneven start to the year.

Asphalt, Concrete and Calcium

Overall, nonaggregates segments gross profit was collectively $5.6 million compared to $7.6 million in the prior year’s first quarter. Asphalt segment gross profit was a loss of $3.0 million, as compared to a loss of $2.4 million in the prior year’s first quarter. The year-over-year decline was driven mostly by the impact of weather conditions in Alabama, Tennessee and Texas.

First quarter concrete segment gross profit was $7.8 million compared to $9.2 million in the prior year. Shipments decreased 16 percent versus the prior year, again due to weather in Virginia, and average selling prices increased 3 percent compared to the prior year.

Calcium segment gross profit was $0.9 million, in line with the prior year quarter.

Selling, Administrative and General (SAG) and Other Items

SAG expense was $89 million in the quarter and $362 million on a trailing-twelve month basis. As a percentage of total revenues, SAG expense remained at 7.4 percent on a trailing-twelve month basis. The Company remains focused on further leveraging its overhead cost structure.

During the quarter, the Company sold a reclaimed quarry in Southern California. The transaction resulted in a pretax gain of $115 million, or $0.64 per diluted share. The Company remains focused on its efforts to maximize the value of its portfolio of quarry operations as they move through their life-cycle of land management.

Other nonoperating income was $6 million, compared to expense of $9 million in the prior year quarter. The prior year’s results include a foreign currency translation loss of $6 million, resulting from the rapid devaluation of the Mexican peso in March due to the COVID-19 pandemic.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the first quarter were $71 million, including both core operating and maintenance projects as well as growth projects. During the fourth quarter of 2020, the Company restarted planned growth projects that were put on hold in the first quarter of 2020 as a result of the pandemic. For the full year 2021, the Company expects to spend between $450 and $475 million on capital expenditures, including growth projects. The Company will continue to review its plans and will adjust as needed.

At March 31, 2021, total debt to trailing-twelve month Adjusted EBITDA was 2.0 times, or 1.4 times on a net debt basis reflecting $891 million of cash on hand. As planned, the Company paid off approximately $500 million of debt maturities in March. The Company’s weighted-average debt maturity was 15 years, and its effective weighted-average interest rate was 4.6 percent.

Return on invested capital increased 90 basis points year-over-year to 14.8 percent driven by solid operating earnings growth coupled with disciplined capital management and a balanced approach to growth.

Outlook

Management expectations for 2021 include the following updates:

•	Aggregates shipments to increase between 1 percent and 4 percent compared to 2020
•	An effective tax rate of approximately 23 to 24 percent
•	Earnings from continuing operations of between $4.85 and $5.30 per diluted share, excluding land sale gain
•	Adjusted EBITDA of between $1.380 and $1.460 billion, excluding land sale gain
•	All other aspects of the Company’s expectations for 2021 remain unchanged from those reported as part of its fourth quarter earnings in February.

Mr. Hill concluded, “We remain focused on factors within our control, including pricing and cost actions, both of which will drive further improvement in our industry-leading unit margins. Our operating plans are underpinned by four strategic disciplines (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing), a healthy balance sheet and the engagement of our people. Our performance clearly demonstrates that a balanced approach to growth, focusing on organic investments, acquisitions, and greenfield developments is the best way to create value for our shareholders.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CT on May 4, 2021. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 6357979. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2021	2020
Total revenues	$1,068,344	$1,049,242
Cost of revenues	839,077	847,519
Gross profit	229,267	201,723
Selling, administrative and general expenses	88,593	86,430
Gain on sale of property, plant & equipment
and businesses	117,165	999
Other operating expense, net	(8,326)	(3,991)
Operating earnings	249,513	112,301
Other nonoperating income (expense), net	5,913	(9,336)
Interest expense, net	33,118	30,773
Earnings from continuing operations
before income taxes	222,308	72,192
Income tax expense	60,638	12,194
Earnings from continuing operations	161,670	59,998
Earnings (loss) on discontinued operations, net of tax	(1,056)	260
Net earnings	$160,614	$60,258

Basic earnings (loss) per share
Continuing operations	$1.22	$0.45
Discontinued operations	$(0.01)	$0.00
Net earnings	$1.21	$0.45

Diluted earnings (loss) per share
Continuing operations	$1.21	$0.45
Discontinued operations	$(0.01)	$0.00
Net earnings	$1.20	$0.45

Weighted-average common shares outstanding
Basic	132,749	132,567
Assuming dilution	133,415	133,259
Effective tax rate from continuing operations	27.3%	16.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2021	2020	2020
Assets
Cash and cash equivalents	$722,344	$1,197,068	$120,041
Restricted cash	168,595	945	232
Accounts and notes receivable
Accounts and notes receivable, gross	596,006	558,848	601,182
Allowance for doubtful accounts	(2,878)	(2,551)	(3,517)
Accounts and notes receivable, net	593,128	556,297	597,665
Inventories
Finished products	368,758	378,389	403,612
Raw materials	36,095	33,780	33,676
Products in process	4,573	4,555	5,010
Operating supplies and other	31,903	31,861	28,449
Inventories	441,329	448,585	470,747
Other current assets	67,612	74,270	88,095
Total current assets	1,993,008	2,277,165	1,276,780
Investments and long-term receivables	34,265	34,301	57,987
Property, plant & equipment
Property, plant & equipment, cost	9,110,336	9,102,086	8,907,788
Allowances for depreciation, depletion & amortization	(4,746,996)	(4,676,087)	(4,506,700)
Property, plant & equipment, net	4,363,340	4,425,999	4,401,088
Operating lease right-of-use assets, net	421,625	423,128	420,930
Goodwill	3,172,112	3,172,112	3,167,061
Other intangible assets, net	1,114,617	1,123,544	1,083,515
Other noncurrent assets	233,793	230,656	222,021
Total assets	$11,332,760	$11,686,905	$10,629,382
Liabilities
Current maturities of long-term debt	15,436	515,435	25
Trade payables and accruals	255,624	273,080	243,019
Other current liabilities	294,797	259,368	232,632
Total current liabilities	565,857	1,047,883	475,676
Long-term debt	2,772,901	2,772,240	2,785,566
Deferred income taxes, net	733,561	706,050	648,405
Deferred revenue	172,377	174,045	178,568
Operating lease liabilities	397,306	399,582	399,489
Other noncurrent liabilities	554,517	559,775	551,352
Total liabilities	$5,196,519	$5,659,575	$5,039,056
Equity
Common stock, $1 par value	132,664	132,516	132,433
Capital in excess of par value	2,797,687	2,802,012	2,782,738
Retained earnings	3,385,604	3,274,107	2,885,084
Accumulated other comprehensive loss	(179,714)	(181,305)	(209,929)
Total equity	$6,136,241	$6,027,330	$5,590,326
Total liabilities and equity	$11,332,760	$11,686,905	$10,629,382

Table C

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2021	2020
Operating Activities
Net earnings	$160,614	$60,258
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	100,368	95,480
Noncash operating lease expense	10,528	8,851
Net gain on sale of property, plant & equipment and businesses	(117,165)	(999)
Contributions to pension plans	(2,124)	(2,144)
Share-based compensation expense	7,869	6,716
Deferred tax expense	26,949	19,671
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(16,992)	(99,597)
Other, net	(785)	(5,761)
Net cash provided by operating activities	$169,262	$82,475
Investing Activities
Purchases of property, plant & equipment	(100,650)	(142,650)
Proceeds from sale of property, plant & equipment	186,497	2,536
Other, net	25	9,872
Net cash provided by (used for) investing activities	$85,872	$(130,242)
Financing Activities
Payment of current maturities and long-term debt	(500,006)	(6)
Settlements of interest rate derivatives	0	(19,863)
Purchases of common stock	0	(26,132)
Dividends paid	(49,085)	(45,100)
Share-based compensation, shares withheld for taxes	(12,086)	(15,064)
Other, net	(1,031)	(301)
Net cash used for financing activities	$(562,208)	$(106,466)
Net decrease in cash and cash equivalents and restricted cash	(307,074)	(154,233)
Cash and cash equivalents and restricted cash at beginning of year	1,198,013	274,506
Cash and cash equivalents and restricted cash at end of period	$890,939	$120,273

Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended
	March 31
	2021	2020
Total Revenues
Aggregates [1]	$894,909	$868,226
Asphalt [2]	147,167	139,789
Concrete	81,359	94,765
Calcium	2,060	2,026
Segment sales	$1,125,495	$1,104,806
Aggregates intersegment sales	(57,151)	(55,564)
Total revenues	$1,068,344	$1,049,242
Gross Profit
Aggregates	$223,638	$194,131
Asphalt	(2,991)	(2,435)
Concrete	7,768	9,213
Calcium	852	814
Total	$229,267	$201,723
Depreciation, Depletion, Accretion and Amortization
Aggregates	$80,808	$77,136
Asphalt	9,095	8,734
Concrete	3,952	4,082
Calcium	39	49
Other	6,474	5,479
Total	$100,368	$95,480
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$681,155	$648,033
Aggregates - tons	46,437	45,048
Freight-adjusted sales price [4]	$14.67	$14.39

Other Products
Asphalt Mix - tons	2,217	2,057
Asphalt Mix - sales price	$56.78	$58.51

Ready-mixed concrete - cubic yards	613	734
Ready-mixed concrete - sales price	$131.52	$127.91

Calcium - tons	75	73
Calcium - sales price	$27.64	$27.56

1 Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

2 Includes product sales, as well as service revenues from our asphalt construction paving business.

3 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

4 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended
	March 31
	2021	2020
Aggregates segment
Segment sales	$894,909	$868,226
Less: Freight & delivery revenues [1]	197,226	205,707
Other revenues	16,528	14,486
Freight-adjusted revenues	$681,155	$648,033
Unit shipment - tons	46,437	45,048
Freight-adjusted sales price	$14.67	$14.39

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended
	March 31
	2021	2020
Aggregates segment
Gross profit	$223,638	$194,131
Segment sales	$894,909	$868,226
Gross profit margin	25.0%	22.4%
Incremental gross profit margin	110.6%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended
	March 31
	2021	2020
Aggregates segment
Gross profit	$223,638	$194,131
Segment sales	$894,909	$868,226
Less: Freight & delivery revenues [1]	197,226	205,707
Segment sales excluding freight & delivery	$697,683	$662,519
Gross profit margin excluding freight & delivery	32.1%	29.3%
Incremental gross profit flow-through rate	83.9%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended
	March 31
	2021	2020
Aggregates segment
Gross profit	$223,638	$194,131
Depreciation, depletion, accretion and amortization	80,808	77,136
Aggregates segment cash gross profit	$304,446	$271,267
Unit shipments - tons	46,437	45,048
Aggregates segment cash gross profit per ton	$6.56	$6.02

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	(in thousands)
	Three Months Ended		TTM
	March 31		March 31
	2021	2020	2021	2020
Net earnings	$160,614	$60,258	$684,836	$614,621
Income tax expense	60,638	12,194	204,247	136,699
Interest expense, net	33,118	30,773	136,738	126,839
(Earnings) loss on discontinued operations, net of tax	1,056	(260)	4,831	3,945
EBIT	$255,426	$102,965	$1,030,652	$882,104
Depreciation, depletion, accretion and amortization	100,368	95,480	401,694	380,895
EBITDA	$355,794	$198,445	$1,432,346	$1,262,999
Gain on sale of real estate and businesses, net	(114,695)	0	(114,695)	(9,289)
Property donation	0	0	0	10,847
Charges associated with divested operations	336	0	7,271	3,033
Business development [1]	385	1,060	6,659	2,808
COVID-19 direct incremental costs	2,468	648	11,990	648
Pension settlement charge	0	0	22,740	0
Restructuring charges	0	868	465	7,325
Adjusted EBITDA	$244,288	$201,021	$1,366,776	$1,278,371
Depreciation, depletion, accretion and amortization	(100,368)	(95,480)	(401,694)	(380,895)
Adjusted EBIT	$143,920	$105,541	$965,082	$897,476
Adjusted EBITDA margin	22.9%	19.2%	28.0%	25.7%

1 Represents non-routine charges or gains associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted earnings per share (EPS) from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		TTM
	March 31		March 31
	2021	2020	2021	2020
Diluted EPS from continuing operations	$1.21	$0.45	$5.17	$4.64
Items included in Adjusted EBITDA above	(0.62)	0.02	(0.36)	0.07
Alabama NOL carryforward valuation allowance	0.10	0.00	0.10	0.00
Adjusted Diluted EPS	$0.69	$0.47	$4.91	$4.71

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

	(in thousands)
	March 31
	2021		2020
Debt
Current maturities of long-term debt	$15,436		$25
Long-term debt	2,772,901		2,785,566
Total debt	$2,788,337		$2,785,591
Less: Cash and cash equivalents and restricted cash	890,939		120,273
Net debt	$1,897,398		$2,665,318
Trailing Twelve Months (TTM) Adjusted EBITDA	$1,366,776		$1,278,371
Total debt to TTM Adjusted EBITDA	2.0	x	2.2	x
Net debt to TTM Adjusted EBITDA	1.4	x	2.1	x

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Return on Invested Capital

	(dollars in thousands)
	TTM
	March 31
	2021	2020
Adjusted EBITDA	$1,366,776	$1,278,371
Average invested capital [1]
Property, plant & equipment	$4,383,447	$4,314,098
Goodwill	3,171,102	3,166,018
Other intangible assets	1,108,672	1,081,741
Fixed and intangible assets	$8,663,221	$8,561,857

Current assets	$1,968,479	$1,263,843
Less: Cash and cash equivalents	822,231	108,702
Less: Current tax	17,110	17,985
Adjusted current assets	1,129,138	1,137,156

Current liabilities	839,612	573,944
Less: Current maturities of long-term debt	308,071	24
Less: Short-term debt	0	63,100
Adjusted current liabilities	531,541	510,820
Adjusted net working capital	$597,597	$626,336

Average invested capital	$9,260,818	$9,188,193

Return on invested capital	14.8%	13.9%

1 Average invested capital is based on a trailing 5-quarters.

The following reconciliation to the mid-point of the range of 2021 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2021 Projected EBITDA

(in millions)
Mid-point
Net earnings	$680
Income tax expense	210
Interest expense, net of interest income	130
Depreciation, depletion, accretion and amortization	400
Projected EBITDA	$1,420